EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE August 6, 2013

NN, INC. REPORTS SECOND QUARTER AND SIX MONTHS 2013 RESULTS

Johnson City, Tenn, August 6, 2013 – NN, Inc. (NASDAQ: NNBR) today reported its financial results for the period ended June 30, 2013.  Net sales for the second quarter of 2013 decreased $2.5 million, or 2.5% to $96.3 million, compared to net sales of $98.8 million for the second quarter of 2012.  The Company made the strategic decision to discontinue the production and sale of certain non-strategic, low profit products in the Precision Metal and Plastic and Rubber Segments.  This decision accounted for the majority if the $2.5 million in sales reduction.

Net income for the second quarter of 2013 was $4.8 million, or $0.28 per diluted share, compared to $7.0 million, or $0.41 per diluted share for the same period last year.  The reduction of $2.2 million was mainly due to the recording of approximately $1.0 million more of non-operating foreign exchange gains in the second quarter of 2012 compared to the second quarter of 2013 and the recording of approximately $1.3 million in higher taxes in the second quarter of 2013 compared to the second quarter of 2012.  The higher taxes are the result of the use of an effective tax rate of 36% for the second quarter of 2013 compared to an effective rate of 16% for the second quarter of 2012.  This difference is due to the utilization of net operating loss valuation allowances in 2012 that completely offset U.S. based taxable income for the quarter.  These allowances were reversed as of December 31, 2012.

Net sales for the first six months of 2013 decreased $13.2 million, or 6.5% to $190.1 million, compared to net sales of $203.3 million for the first six months of 2012.  A decrease of $13.3 million was attributable to lower demand for the Company’s products, mainly due to European automotive end markets and slowing Asian economic growth.  The negative impact of price and mix of approximately $1.1 million was offset by the favorable effects of foreign exchange of approximately $1.2 million.

Net income for the first six months of 2013 was $7.6 million, or $0.45 per diluted share, compared to net income of $12.9 million, or $0.76 per diluted share, for the comparable period last year.  The reduction of $5.3 million was mainly due to the effect of lower sales which accounted for approximately $3.1 million of the reduction, the recording of approximately $1.0 million more in non-operating losses in the first six months of 2013 compared to the first six months of 2012, and the recording of approximately $1.2 million in higher taxes in the first six months of 2013 compared to the first six months of 2012.  The higher taxes are the result of the use of an effective tax rate of 35% for the first six months of 2013 compared to an effective rate of 18% for the first six months of 2012.  This rate difference is due to the utilization of net operating loss valuation allowances in 2012 that completely offset U.S. based taxable income for the quarter.  These allowances were reversed as of December 31, 2012.

As a percentage of net sales, cost of goods sold in the second quarter of 2013 of 78.7% decreased slightly as compared to 78.8% for last year’s second quarter.  Cost of products sold for the first six months of 2013 of 79.0% decreased slightly as compared to 79.1% for the same period last year.  These decreases reflect ongoing cost reduction programs and operational initiatives.

Debt, net of cash, was $46.5 million at June 30, 2013, a decrease of $4.0 million compared to $50.5 million at December 31, 2012.   As of June 30, 2013, approximately $4.9 million, or 29% of the planned capital budget of $17.0 million for the year had been utilized.  Typically, capital expenditures are more weighted to the second half of the year.

Richard D. Holder, President and Chief Executive Officer commented, “We began to experience positive revenue momentum during the second quarter of this year due to a slight demand increase in the European heavy truck market and our ability to better penetrate the markets of existing customers in Europe.  Our second quarter sales increased $2.5 million over sales for the first quarter of this year.  Although we are encouraged by this development, the protracted general global economic uncertainty causes us to remain cautious regarding the second half of the year.  Therefore, we are holding our estimates for the second half and full year at this time.

“Compared to the same period last year, weak economic conditions in Europe and Asia continued to negatively impact demand in the second quarter.  Additionally, we made the strategic decision to shed non-core, non-strategic low profit products and customer platforms.  This action, while having a short-term negative impact on sales, will position us for growth and allow us to be a more profitable organization going forward.”

Mr. Holder concluded, “During the first half of the year, we continued to pursue the initiatives we began three years ago of improved operating performance, cost structure enhancements and the strengthening of our balance sheet.  When the European automotive market returns we will be better positioned to deliver added profit to the bottom line.  During the second quarter, we began the process of revising and enhancing our current business strategy.  This strategy will include, among other initiatives, plans to more aggressively pursue acquisitive and organic growth opportunities in our core and adjacent markets.  We look forward to sharing details of this strategy in the fourth quarter of this year.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $370 million in 2012.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Financial Tables Follow

NN, Inc.
 Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$ 96,305	$ 98,824	$ 190,102	$ 203,343
Cost of products sold (exclusive of depreciation shown separately below)	75,751	77,848	150,268	160,817
Selling, general and administrative	8,339	8,312	17,445	16,379
Depreciation and amortization	4,294	4,389	8,825	8,846
Loss (gain) on disposal of assets	1	--	5	(8)
Income from operations	7,920	8,275	13,559	17,309

Interest expense	709	1,116	1,494	2,327
Other expense (income), net	(214)	(1,239)	365	(800)
Income before provision for income taxes	7,425	8,398	11,700	15,782
Provision for income taxes	2,655	1,360	4,059	2,835
Net income	$ 4,770	$ 7,038	$ 7,641	$ 12,947

Diluted income per common share	$ 0.28	$ 0.41	$ 0.45	$ 0.76

Weighted average diluted shares	17,172	17,139	17,115	17,097

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current Assets:
Cash	$ 5,232	$ 18,990
Accounts receivable, net	67,521	51,628
Inventories	46,581	46,150
Other current assets	8,603	10,528
Total current assets	127,937	127,296

Property, plant and equipment, net	115,469	119,687
Goodwill and intangible assets, net	9,058	9,154
Other non-current assets	8,975	9,206
Total assets	$ 261,439	$ 265,343

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 40,023	$ 37,000
Accrued salaries, wages and benefits	10,888	10,174
Current maturities of long-term debt	5,714	5,801
Income taxes payable	961	543
Other current liabilities	6,966	5,240
Total current liabilities	64,552	58,758

Non-current deferred tax liabilities	3,804	3,850
Long-term debt, net of current portion	46,000	63,715
Other non-current liabilities	11,056	10,460
Total liabilities	125,412	136,783

Total stockholders’ equity	136,027	128,560

Total liabilities and stockholders’ equity	$ 261,439	$ 265,343

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended June 30, 2013		Three Months Ended June 30, 2012
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income	$ 4,770	$ 0.28	$ 7,038	$ 0.41
After-tax foreign exchange (gain) loss on inter-company loans	(138)	(0.01)	(1,109)	(0.06)
Net income from normal operations	$ 4,632	$ 0.27	$ 5,929	$ 0.35

	Six Months Ended June 30, 2013		Six Months Ended June 30, 2012
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income	$ 7,641	$ 0.45	$ 12,947	$ 0.76
After-tax foreign exchange (gain) loss on inter-company loans	212	0.01	(376)	(0.02)
After-tax restructuring and other non-recurring items	399	0.02	--	--
Net income from normal operations	$ 8,252	$ 0.48	$ 12,571	$ 0.74

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.